UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2019 (March 8, 2019)

PROFESSIONAL DIVERSITY NETWORK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35824	80-0900177
(State of other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 W. Adams Street, Sixth Floor, Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 614-0950

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2019, the Board of Directors (the “Board”) of Professional Diversity Network, Inc. (the “Company”) appointed Mr. Xin (Adam) He to replace Mr. Gary Xiao and to serve as the Company’s new Chief Financial Officer, effective March 11, 2019.

Xin (Adam) He, age 46, has been a member of the Board since January 2018. Mr. He has served as Chief Financial Officer of Wanda America Investment Holding Co. since May 2012, and majorly managed two projects - a 99-story landmark building development in downtown Chicago since February 2015, and NYSE traded AMC Entertainment Holdings, Inc. from August 2012 to February 2015, principally involved in the theatrical exhibition business by owning and operating 660 theatres primarily located in the United States. He also served as an independent board director at iFresh Inc. and Energy Focus Inc., both are Nasdaq listed companies. From December 2010 to May 2012, he served as Financial Controller of a NYSE listed company, Xinyuan Real Estate Co., a top developer of large scale, high quality residential real estate projects. Previously, Mr. He served as an auditor at Ernst & Young, LLP in New York, and held various roles at Chinatex Corporation and an architecture company. He is a member of the Financial Executives International and vice chair of the China General Chamber of Commerce Chicago. Mr. He obtained a Master of Science in Taxation from Central University of Finance and Economics in Beijing, and a Master of Science in Accounting from Seton Hall University in New Jersey. He is a Certified Public Accountant, both in China and in US.

On March 11, 2019 (the “Effective Date”), the Company entered into an employment agreement (the “Employment Agreement”) with Mr. He, which Employment Agreement continues until terminated in writing by either party or earlier terminated pursuant to the provisions of the Employment Agreement. Under the Employment Agreement, Mr. He will receive an annual base salary of $200,000, subject to adjustment in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”); provided however, that such annual base salary may not be decreased during Mr. He’s employment period. Mr. He will be eligible to receive an annual incentive bonus in an amount equal to up to fifty percent (50%) of his base salary, based upon the achievement of one or more performance goals, targets, measurements and other factors, established for such year by the Compensation Committee. Mr. He will also participate in all benefit plans and programs, subject to certain conditions and exceptions, as are generally provided by the Company to its other senior executive employees. Under the terms of the Employment Agreement, Mr. He is subject to non-solicitation, non-competition and non-interference restrictive covenants during his employment and for the 12-month period following his last day of employment with the Company. The Employment Agreement also contains customary confidentiality, work product and return of Company property covenants. In addition, Mr. He is entitled to severance pay if he is terminated without “cause” or resigns for “good reason,” each as defined in the Employment Agreement. Upon such termination, Mr. He will be entitled to receive an amount equal to 30 days of his base salary, any earned but unpaid bonus for the year prior to the year of termination, and the pro rata portion of any bonus earned for the year in which termination occurs, as well as continuation of applicable benefits for a period of six months following his termination. In connection with the approval of the Employment Agreement, Mr. He also received a non-qualified stock option to purchase 30,000 shares of the Company’s common stock. The option will vest in accordance with the following schedule: (i) 1/3 of the shares underlying the option will vest immediately upon award, (ii) 1/3 of the shares underlying the option will vest on the first anniversary of the Effective Date, and (iii) 1/3 of the shares underlying the option will vest on the second anniversary of the Effective Date.

On March 11, 2019, Mr. He resigned from the Board and all committees of the Board. The Board is currently interviewing other candidates and will fill Mr. He’s vacancy as soon as possible.

The description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement filed herewith as Exhibit 10.1. Mr. He has no family relationships with any of the Company’s directors or executive officers, and there are no arrangements or understandings pursuant to which Mr. He was appointed to his position. There are no related party transactions between the Company and Mr. He reportable under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement between the Company and Xin (Adam) He, dated March 11, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2019	PROFESSIONAL DIVERSITY NETWORK, INC.

	By:	/s/ Xin (Adam) He
Xin (Adam) He
Chief Financial Officer